[Closure Medical Corporation Logo Appears Here]

Exhibit 99.1

NEWS RELEASE for July 22, 2004 at 4:05 PM EDT

Contact:	Allen & Caron Inc		CLOSURE Medical Corp
	Joe Allen (investors)	Len Hall (media)	Benny Ward, CFO
	212-691-8087	949-474-4300	919-876-7800
	joe@allencaron.com	len@allencaron.com

CLOSURE MEDICAL REPORTS 33 PERCENT INCREASE IN REVENUES

AND 52 PERCENT INCREASE IN NET INCOME FOR SECOND QUARTER 2004

RALEIGH, NC (July 22, 2004) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in biomaterial-based medical devices, today announced results for the second quarter and six months ended June 30, 2004.

Second-quarter 2004 revenues increased 33 percent to $11.3 million from $8.5 million during the same period of 2003. For the six months ended June 30, 2004, revenues were $21.7 million compared to $16.6 million in the same period of 2003, representing an increase of 31 percent.

Net income for the second quarter of 2004 increased 52 percent to $2.5 million, or $0.17 per diluted share, compared to $1.7 million, or $0.12 per diluted share in the prior year period. For the six months ended June 30, 2004, net income was $5.1 million, or $0.32 per diluted share, increasing from $3.6 million, or $0.26 per diluted share, in the same period of 2003.

Daniel A. Pelak, President and CEO, commented, “Our operational growth through the first half of 2004 has met our expectations. The DERMABOND products have increased their penetration into the wound closure market and contributed the majority of our revenue and earnings during the first six months of this year. We are encouraged by the acceptance rate of the new DERMABOND ProPen which was launched by our marketing partner, ETHICON, Inc., a Johnson & Johnson Company, in the first quarter of this year.”

Pelak continued, “As expected, we initiated patient enrollment in our vascular sealant clinical study during the quarter. We are encouraged by the clinical performance of our sealant and we expect to complete enrollment by the end of this year. Planning is currently underway for the launch of the product in Europe during the first half of 2005.”

The Company’s operating margin continued to increase to 34 and 35 percent for the three and six month periods ended June 30, 2004, respectively, compared to 30 and 33 percent in the 2003 periods, respectively. Consistent with the prior year, second-quarter R&D and regulatory expenses were 24 percent of revenues primarily to support the continued progress of the vascular sealant study, while general and administrative expenses decreased from 20 to 15 percent of revenues. As anticipated, gross margin, 72 percent during the current quarter, decreased as a result of start-up costs and inefficiencies associated with manufacturing the ProPen product in-house beginning in April. With the current increased volumes and efficiencies in the ProPen

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CLOSURE MEDICAL REPORTS SECOND QUARTER 2004 RESULTS

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manufacturing process, the Company expects overall gross margin to reach approximately 75 percent by the end of 2004.

Benny Ward, Vice President of Finance and CFO, commented, “Inefficiencies are inherent with new manufacturing processes. However, we are focused on and dedicated to improving our gross margin by the end of the year. We are also pleased with our progress during the quarter as our margin improved during June and expect that to continue during the balance of the year.”

At June 30, 2004, the Company had cash and investments of $42.5 million and net working capital of $45.7 million. Total assets were $63.1 million and stockholders’ equity was $56.0 million. The Company had no outstanding debt and a $3.0 million available line of credit.

The Company expects third quarter revenues to be in the range of $9.5 to $10.5 million and earnings per diluted share to be in the range of $0.12 to $0.15. These expectations include reduced BAND-AID® Brand Liquid Bandage revenues due to the recent introduction of a new, lower-priced competitive product in the U.S. marketplace. The Company’s marketing partner for the liquid bandage product has launched promotional initiatives to respond to this new product and changing market conditions. The results of these initiatives will be available at the end of the third quarter. For the full year, the Company feels the previously provided 2004 guidance is still appropriate, which includes revenues in the range of $45.0 to $47.0 million and earnings per diluted share from $0.65 to $0.70, respectively.

About CLOSURE Medical Corporation

CLOSURE Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company’s products; the ability of the Company to increase the efficiencies in its manufacturing processes; the effectiveness of initiatives launched in response to the Company’s competitors’ product introductions; the progress and success of its research and development programs for future products; the success of its clinical study for its vascular sealant product and future clinical studies; the successful enrollment of current and future clinical studies; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the Company’s success in securing marketing partners for future products; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

TABLES FOLLOW

CLOSURE MEDICAL REPORTS SECOND QUARTER 2004 RESULTS

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CLOSURE Medical Corporation

Statements of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2004	2003	2004	2003
Product sales	$11,220	$8,217	$21,424	$16,116
License and product development revenue	59	264	322	526

Total revenues	11,279	8,481	21,746	16,642
Cost of products sold	3,161	2,048	5,828	3,941

Gross profit	8,118	6,433	15,918	12,701

Research, development and regulatory affairs expenses	2,656	2,158	4,963	3,988
General and administrative expenses	1,638	1,693	3,300	3,220

Total operating expenses	4,294	3,851	8,263	7,208

Income from operations	3,824	2,582	7,655	5,493
Interest income, net	124	69	233	147

Income before income taxes	3,948	2,651	7,888	5,640
Provision for income taxes	1,410	980	2,820	2,050

Net income	$2,538	$1,671	$5,068	$3,590

Shares used in computation of net income per common share:
Basic	14,265	13,665	14,241	13,635

Diluted	15,304	14,129	15,620	13,819

Net income per common share:
Basic	$0.18	$0.12	$0.36	$0.26

Diluted	$0.17	$0.12	$0.32	$0.26

CLOSURE Medical Corporation

Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2004	2003
Cash, cash equivalents and investments	$42,456	$33,427
Working capital	$45,656	$30,974
Total assets	$63,130	$53,768
Total debt obligations	—	—
Total stockholders’ equity	$56,020	$47,428

Total shares outstanding	14,295	14,127

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